PARKER RANDALL CF (H.K.) CPA LIMITED

February 18, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: First China Pharmaceutical Group, Inc.

Dear Sirs/Madams:

We have read Item 4.01 of the current report on Form 8-K dated January 16, 2012 of First China Pharmaceutical Group, Inc. (the “Registrant”) and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Parker Randall CF

Parker Randall CF (H.K.) CPA Limited